UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2007

REWARDS NETWORK INC.

(Exact Name of Registrant Specified in its Charter)

Delaware	1-13806	84-6028875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two North Riverside Plaza, Suite 950 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 521-6767

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Election of Director. On February 28, 2007, the Board of Directors of Rewards Network Inc. appointed Karen I. Bremer to serve as a Director of Rewards Network Inc. Ms. Bremer was also appointed to serve on the Audit Committee of the Board of Directors.

A copy of the press release announcing the appointment of Ms. Bremer as a Director of Rewards Network Inc. is attached hereto as Exhibit 99.1.

2007 Incentive Compensation Plan. On February 28, 2007, the Board of Directors of Rewards Network Inc. adopted the 2007 Incentive Compensation Plan, pursuant to which members of the Corporation’s management, including the executive officers who are expected to be named executive officers in the Corporation’s 2007 Proxy Statement (“Named Executive Officers”), are eligible to receive a cash bonus for 2007 based on individual performance and adjusted based on the Corporation’s financial performance in 2007.

The Corporation will determine a base bonus award based on individual performance during 2007 for each individual participating in the 2007 Incentive Compensation Plan. 75% of the base bonus award will be adjusted based on the Corporation’s 2007 earnings before interest, income taxes, depreciation and amortization, excluding unusual and non-recurring gains and losses (“EBITDA”), as compared to a target EBITDA amount determined by the Corporation (“2007 EBITDA Target”). If the Corporation does not achieve the 2007 EBITDA Target, that portion of the base award will not be paid. If the Corporation exceeds its 2007 EBITDA Target, the base award will be increased 1.67% for each whole percentage point that the Corporation’s 2007 EBITDA exceeds the 2007 EBITDA Target, up to a maximum adjustment of 150% of that portion of the base award.

25% of the base bonus award will be adjusted based on the Corporation’s 2007 net revenue, which is equal to sales, less cost of sales, provision for losses and member benefits, as compared to a target net revenue amount determined by the Corporation (“2007 Net Revenue Target”). If the Corporation does not achieve the 2007 Net Revenue Target, that portion of the base award will not be paid. If the Corporation exceeds its 2007 Net Revenue Target, the base award will be increased 1.67% for each whole percentage point that the Corporation’s 2007 net revenue exceeds the 2007 Net Revenue Target, up to a maximum adjustment of 150% of that portion of the base award.

This summary is qualified in its entirety by reference to the 2007 Incentive Compensation Plan, a copy of which is attached hereto as Exhibit 10.1.

Restricted Stock Unit Awards. On February 28, 2007, the Compensation Committee of the Board of Directors of Rewards Network Inc. (“Compensation Committee”) approved the grant of restricted stock unit awards pursuant to the Rewards Network Inc. 2006 Long-Term Incentive Plan (“2006 Plan”) to the Named Executive Officers entitling these Named Executive Officers to receive shares of the Corporation’s common stock as follows:

Named Executive Officer	Number of Shares
Ronald L. Blake	46,642
Christopher J. Locke	25,591
Roya Behnia	42,374
Megan E. Flynn	25,489
Robert S. Wasserman	33,759

75% of these restricted stock unit awards vest in three equal installments beginning on the first anniversary of the date of grant if the Corporation reaches the 2007 EBITDA Target. If the Corporation does not achieve the 2007 EBITDA Target, but achieves a cumulative EBITDA target for 2007 and 2008 (“2008 Cumulative EBITDA Target”), this portion of the restricted stock unit awards will vest two-thirds on the second anniversary of the date of grant and one-third on the third anniversary of the date of grant. If the Corporation does not achieve the 2008 Cumulative EBITDA Target, but achieves a cumulative EBITDA target for 2007, 2008 and 2009 (“2009 Cumulative EBITDA Target”), this portion of the restricted stock unit awards will vest in their entirety on the third anniversary of the date of grant. If the 2009 Cumulative EBITDA Target is not achieved, the restricted stock unit awards will not vest and will be canceled.

25% of these restricted stock unit awards vest in three equal installments beginning on the first anniversary of the date of grant if the Corporation reaches the 2007 Net Revenue Target. If the Corporation does not achieve the 2007 Net Revenue Target, but achieves a cumulative net revenue target for 2007 and 2008 (“2008 Cumulative Net Revenue Target”), this portion of the restricted stock unit awards will vest two-thirds on the second anniversary of the date of grant and one-third on the third anniversary of the date of grant. If the Corporation does not achieve the 2008 Cumulative Net Revenue Target, but achieves a cumulative net revenue target for 2007, 2008 and 2009 (“2009 Cumulative Net Revenue Target”), this portion of the restricted stock unit awards will vest in their entirety on the third anniversary of the date of grant. If the 2009 Cumulative Net Revenue Target is not achieved, the restricted stock unit awards will not vest and will be canceled.

These restricted stock unit awards vest only if the Named Executive Officer remains employed by the Corporation as of each vesting date. Under the 2006 Plan, these restricted stock unit awards will fully vest if the recipient’s employment is terminated without cause within twelve months after a change in control, as those terms are defined in the 2006 Plan. This summary of the terms of these restricted stock unit awards is qualified in its entirety by reference to the 2006 Plan and the Restricted Stock Unit Award Agreement governing such awards, the form of which is attached hereto as Exhibit 10.2.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Rewards Network Inc. 2007 Incentive Compensation Plan.

10.2	Form of Restricted Stock Unit Award Agreement.

99.1	Press release, dated February 28, 2007, issued by Rewards Network Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REWARDS NETWORK INC.

By:	/s/ Roya Behnia
Roya Behnia
Senior Vice President, General Counsel, Secretary and Chief Privacy Officer

Dated: March 5, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Rewards Network Inc. 2007 Incentive Compensation Plan.

10.2	Form of Restricted Stock Unit Award Agreement.

99.1	Press release, dated February 28, 2007, issued by Rewards Network Inc.